Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-225831) of Diversified Healthcare Trust (formerly known as Senior Housing Properties Trust), and the Registration Statement (Form S-8 No. 333-191081) pertaining to the 2012 Equity Compensation Plan of Diversified Healthcare Trust, of our reports dated March 2, 2020, with respect to the consolidated financial statements and schedule of Diversified Healthcare Trust and the effectiveness of internal control over financial reporting of Diversified Healthcare Trust included in this Annual Report (Form 10-K) of Diversified Healthcare Trust for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 2, 2020